EXHIBIT 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Dynamic Aerospace Systems Corporation

We consent to the inclusion in this Registration Statement of the post-effective amendment No.1 on the Form S-1 of our report dated April 15, 2026, with respect to the audited financial statements of Dynamic Aerospace Systems Corporation. (collectively, the “Company”) for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

New York, NY

April 23, 2026

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide